Exhibit 10.8

SEPARATION AGREEMENT AND RELEASE

The parties to this Separation Agreement and Release (Agreement) are Planar Systems, Inc. (Employer), and John J. Ehren (Employee).

RECITALS

A. Employee's employment will terminate, effective March 3, 2008.

B. Employee elects to receive the benefits under this Agreement under the terms and conditions set forth below.

Therefore, in consideration of the mutual promises set forth below, the parties agree as follows:

1. Employment Termination. Employee's last day of work will be March 3, 2008. On or before Employee’s last day of work, Employee shall return to Employer all company property in his possession, and provide certification that all company software and data has been deleted from Employee’s personal computer(s).

2. Payment. Employee will receive all accrued wages owing through the last date of employment and payment for any accrued and unused PTO (paid time off).

As consideration for and contingent upon this signed and unrevoked Agreement, Employee shall receive, no earlier than the employees termination date and upon the later of the expiration of the revocation period under paragraph 6, or the return of all company property and the certification required under paragraph 1 a contingent separation amount equal to $111,250. This contingent separation amount will be structured as follows:

•

The company will accelerate vesting of 7500 shares of restricted stock which would have vested on or before December 8, 2009. The value of the shares at the market closing price on March 3, 2008 will be subtracted from the separation amount of $111,250 and the balance of the contingent separation amount will be paid in cash (Employer will withhold taxes on the cash payment and restricted stock award in accordance with all applicable local, state and federal laws.).

•

The Employee may choose to settle the applicable local, state and federal tax owed on the 7500 shares of restricted stock either in cash or by accepting “net shares” and must make this election in writing to the Vice President Human Resources on or before March 3, 2008.

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3. Health Insurance. Employee's coverage under Employer’s health insurance plan ends at the end of the month in which Employee’s termination occurs. If eligible, Employee may continue full health insurance benefits for himself and his immediate family as provided under federal COBRA regulations. Employee is responsible for all payments under COBRA for continuation of health insurance benefits.

4. Employee Pension and Retirement Plans. Employee shall be entitled to Employee's rights under Employer’s benefit plans as such plans, by their provisions, apply upon Employee's termination.

5. General Release. In consideration of the benefits provided in this Agreement, Employee releases Employer, its directors, officers, agents, employees, attorneys, insurers, related corporations, successors and assigns, from any and all liability, damages or causes of action, whether known or unknown, whether in tort, contract, or under state or federal statute. Employee understands and acknowledges that this release includes, but is not limited to any claim for reinstatement, reemployment, attorney fees or additional compensation in any form, and any claim, including but not limited to those arising under the Rehabilitation Act of 1973, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Post Civil War Civil Rights Act (42 U.S.C. 1981-88), the Equal Pay Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Vietnam Era Veterans Readjustment Assistance Act, the Fair Labor Standards Act, the Family Medical Leave Act of 1993, the Uniformed Services Employment and Re-employment Rights Act, the Employee Retirement Income Security Act of 1975 (ERISA), Executive Order 11246, as amended, and the civil rights, employment, and labor laws of any state and any regulation under such authorities relating to Employee's employment or association with Employer or the termination of that employment and association.

6. Release of Rights Under Older Workers' Benefit Protection Act. In accordance with the Age Discrimination in Employment Act and Older Workers' Benefit Protection Act (collectively, the "Act"), Employee acknowledges that (1) he has been provided with information pertaining to the job titles and ages of the employees affected by Employer’s reduction in force, (2) he has been advised in writing to consult with an attorney prior to executing this Agreement; (3) he is aware of certain rights to which he may be entitled under the Act; (4) as consideration for executing this Agreement, Employee has received additional benefits and compensation of value to which he would otherwise not be entitled, and (5) by signing this Agreement, he will not waive rights or claims under the Act which may arise after the execution of this Agreement. Employee acknowledges that he has been given a period of at least 21 days to consider this offer. Employee acknowledges in the event he has not executed this Agreement by March 7, 2008 the offer shall expire. Employee further acknowledges that he has a period of seven days from the date of execution in which to revoke this Agreement by written notice to Terri Timberman, Vice President Human Resources. In the event Employee does not exercise his right to revoke this Agreement, the Agreement shall become effective on the date immediately following the seven-day waiting period described above.

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7. Confidentiality. Employee acknowledges that at the outset of his employment at Employer, he entered into a Proprietary Information and Invention Agreement (dated 6/1/1998). Employee recognizes and reaffirms his remaining obligations under the Proprietary Information and Invention Agreement, notwithstanding the termination of his employment. Employee agrees to treat the existence of this agreement as confidential information and to not disclose the existence of this agreement or any terms hereof to any other parties expect his immediate family and professional advisors.

8. Disparagement. Employee will not make any malicious, disparaging or false remarks about Employer, its officers, directors or employees. Employee further agrees to refrain from making any negative statements regarding Employer to any third parties or any statements, which could be construed as having or causing a diminishing effect on Employer’s reputation, goodwill or business.

9. Consent to Injunction. Employee agrees that his violation of paragraph 7 shall constitute a breach of this Agreement that will cause irreparable injury to Employer, and that monetary damages alone would not adequately compensate Employer for the harm suffered. Employee agrees that Employer shall be entitled to injunctive relief to enjoin any breach or threatened breach of paragraph 7 in addition to any other available remedies.

10. No Admission of Liability. Employee agrees that nothing in this Separation Agreement and Release, its contents, and any payments made under it, will be construed as an admission of liability on the part of Employer.

11. Dispute Resolution. The parties agree that any dispute (1) concerning the interpretation, construction or breach of this Agreement, (2) arising from Employee's employment or service with Employer, (3) relating to any compensation or benefits Employee may claim, or (4) relating in any way to any claim by Employee for reinstatement or reemployment by Employer after execution of this Agreement shall be submitted to a mediator agreed upon by the parties for nonbinding confidential mediation under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (AAA). Each party shall bear their own costs of mediation. If the matter cannot be resolved with the aid or the mediator, it shall be submitted to AAA for final and binding confidential arbitration before a single arbitrator in Portland, Oregon, applying Oregon law, without regard to conflict of law principles. The prevailing party shall be entitled to recover its reasonable costs, attorney fees and out-of pocket expenses relating to arbitration and any appeal. Both parties agree that the procedures outlined in this paragraph are the exclusive methods of dispute resolution; provided, however, that Employer shall be entitled to seek injunctive relief in any court of competent jurisdiction to prevent a breach or threatened breach of paragraph 6, notwithstanding anything in this paragraph to the contrary.

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12. Successors and Assigns. This Agreement shall be binding upon Employee's heirs, executors, administrators and other legal representatives and may be assigned and enforced by Employer, its successors and assigns.

13. Severability. The provisions of this Agreement are severable. If any provision of this Agreement or its application is held invalid, the invalidity shall not affect other obligations, provisions, or applications of this Agreement which can be given effect without the invalid obligations, provisions, or applications.

14. Waiver. The failure of either party to demand strict performance of any provision of this Agreement shall not constitute a waiver of any provision, term, covenant, or condition of this agreement or of the right to demand strict performance in the future.

15. Section Headings. The section headings contained herein are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

16. Entire Agreement. Employee remains bound by the terms of any and all agreements Employee entered into with Employer with respect to confidential information, non-competition, non-solicitation and assignment of inventions. Except as otherwise provided in this Section 16, this Agreement constitutes the entire agreement between the parties and supersedes all prior or contemporaneous oral or written understandings, statements, representations or promises with respect to its subject matter, including, without limitation, that certain Executive Severance Agreement dated June 25, 2007. This agreement is not effective until signed by both parties.

EMPLOYEE		PLANAR SYSTEMS, INC.

/s/ John J. Ehren		By:	/s/ Terri Timberman
Date:	March 3, 2008	Date:	March 11, 2008

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